Exhibit 10.1
INSULET CORPORATION
AMENDED AND RESTATED ANNUAL INCENTIVE PLAN
SECTION 1.
BACKGROUND, PURPOSE AND DURATION
1.1    Effective Date. Insulet Corporation established this Insulet Corporation Amended and Restated Annual Incentive Plan effective as of January 1, 2026 (“Effective Date”), except as otherwise specified herein. The Plan is an amendment and restatement of the Insulet Corporation Annual Incentive Plan that was effective as of January 1, 2023 (the “Prior Plan”). Except as otherwise specified herein, awards relating to periods commencing on January 1, 2023 and ending immediately prior to the Effective Date shall be governed by the terms and conditions of the Prior Plan
1.2    Purpose of the Plan. The Plan is designed to motivate employees of the Company or any Affiliate selected to participate to achieve certain pre-established Company and individual objectives by providing the opportunity for incentive compensation in addition to annual salaries.
SECTION 2. DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1    “Actual Award” means as to any Performance Period, the actual award of incentive compensation (if any) payable to a Participant for the applicable Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 4.6 to increase, reduce or eliminate the award determined by the Payout Formula.
2.2    “Affiliate” means any corporation that is a “subsidiary corporation” of the Company and any joint venture in which the Company or any such “subsidiary corporation” owns a controlling equity interest. “Subsidiary corporation” shall have the meaning set forth in Code Section 424(e); provided that, to the extent required to avoid the imposition of additional taxes under Code Section 409A, an entity shall not be treated as a subsidiary corporation unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Section 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:

(a)    conduct by the Employee constituting an act of willful misconduct in connection with the performance of such employee’s duties, including, without limitation, misappropriation of funds or property of the Company or any Affiliate; or
(b)    the Employee’s commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, or other material act of misconduct, in each case, against the Company or any Affiliate; or
(c)    the commission of, conviction of, indictment for, or plea of guilty or nolo contendere by the Employee of any felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Employee that results or could reasonably be expected to result in material injury or harm, including economic, business or reputational injury or harm, to the Company or any Affiliate; or
(d)    the material failure by the Employee to perform the duties and responsibilities of such employee’s job as required by the Company or the willful non-performance by the Employee of such employee’s duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); or
(e)    a breach by the Employee of any of the provisions contained in any confidentiality, non-disclosure, non-competition, non-solicitation, or other restrictive covenant agreement by and between the Employee and the Company or Affiliate; or
(f)    a material violation by the Employee of the policies of the Company or any of its Affiliates, including, without limitation, Code of Business Conduct and Ethics, Corporate Governance Guidelines, policies relating to employment, privacy, and insider trading, and any other policy; or
(g)    willful failure to cooperate with an internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
2.5    “Code” means the Internal Revenue Code of 1986, as amended.
2.6    “Committee” means the Talent and Compensation Committee of the Board (or any successor committee) or its delegate as set forth in Section 3.4 hereof.
2.7    “Company” means Insulet Corporation.
2.8    “Disability” means the disability of a Participant such that the Participant is considered disabled under any retirement plan of the Company which is tax-qualified under Code Section 401, or, in the case of a Participant employed by a non-U.S. Affiliate or in a non-U.S. location, under any retirement plan or long-term disability plan of the Company or such Affiliate applicable to such Participant, or as otherwise determined by the Committee.

2.9    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, but excluding any person who is classified by the Company as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of the Plan, unless the Committee determines otherwise.
2.10    “Fiscal Year” means the fiscal year of the Company.
2.11    “Participant” means as to any Performance Period, an Employee who has been selected by the Committee or its delegates for participation in the Plan for such Performance Period.
2.12    “Payout Formula” means as to any Performance Period, the formula, method of calculation or payout matrix established by the Committee pursuant to Section 4.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.13    “Performance Category” means performance of the Company as a whole (“Company Performance”) and/or individual performance (“Individual Performance”) (each defined as a “Performance Category”).
2.14    “Performance Period” means generally, the Fiscal Year. However, the Committee may, at its discretion, designate a shorter period.
2.15    “Plan” means the Insulet Corporation Amended and Restated Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.
2.16    “Retirement” means, with respect to any Participant, the Participant’s Termination of Employment (with at least (i) 120 days’ (or such other longer period requested by the Company or applicable Affiliate) prior written notice provided by the Participant to the Company or applicable Affiliate), that is not otherwise a Termination of Employment for Cause, on or after such time as the sum (rounded up to the nearest hundredth) of the Participant’s age and number of years of continuous employment with the Company or any Affiliate equals 60, provided the Participant is at least 50 years of age and has completed at least four years of continuous employment at the time of termination. For purposes of calculating a Participant’s age and number of years of continuous employment with the Company or any Affiliate, (i) each full year shall count as 1, and (ii) an uncompleted year shall be calculated on a monthly basis where each full month shall count as 0.0833, and any uncompleted month shall count as 0. To the extent that a court or tribunal of competent jurisdiction determines that this Retirement definition is invalid or unenforceable, in whole or in part, due to any applicable law, the Committee, in its sole discretion, shall have the power and authority to revise or strike such provision to the extent necessary to make it valid and enforceable to the full extent permitted under applicable law.

2.17    “Salary” of a Participant for a Performance Period, means the Participant’s eligible earnings during such period, determined in accordance with the normal payroll practices of the Company (or an Affiliate, as the case may be) including:
(a)    annual base salary;
(b)    the amount of any reduction in the Participant’s annual base salary to which a Participant has agreed as part of any plan of the Company or its Affiliates to use the amount of such reduction to purchase benefits under a cafeteria plan under Code Section 125, a transportation fringe benefit plan under Code Section 132(f), or in connection with any qualified cash or deferred arrangement under Code Section 401(k); but
(c)    excluding: (i) any discretionary bonuses (such as hiring or sign-on bonuses); (ii) workers compensation payments; (iii) short-term disability benefit payments; (iv) long-term disability benefit payments; (v) other payments made by a third party; (vi) service awards; (vii) tuition reimbursements; (viii) relocation allowances; (ix) severance payments; (x) any one-time payment, or other payment not directly related to annual base salary (such as referral bonuses, incentive payments for a current Performance Period or prior Performance Period and other similar payments); (xi) payments of deferred compensation, whether qualified or nonqualified; (xii) payments made to the Participant under the Company’s salary continuance plan for absence due to illness, injury, or approved medical leave of absence; and (xiii) expatriate allowances.
2.18    “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of such Participant’s Salary or a specific dollar amount, as determined by the Committee in accordance with Section 4.2 hereof.
2.19    “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not limited to, a termination by resignation, discharge, death, Disability, retirement, or the cessation of Affiliate status, whether through sale, decrease in equity ownership or otherwise, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
SECTION 3.
ADMINISTRATION
3.1    Committee is the Administrator. The Plan shall be administered by the Committee.
3.2    Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be Participants, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States of America, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
3.3    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
3.4    Committee Delegation. The Committee may delegate all or any part of its authority to senior executives of the Company or its Affiliates. Unless the Committee determines otherwise, the Committee shall be treated as having delegated its authority to the Company’s Chief Executive Officer (“CEO”) to the fullest extent permitted, including, but not limited to, the authority to select participants, and determine target awards, performance objectives and actual awards. The word “delegate” need not be used in a provision to indicate the Committee’s delegation to the CEO. The CEO may make such determinations and take such actions within the scope of such delegation as the CEO deems necessary; provided, however, that the CEO may not make any determinations or take any actions directly related to the payment of any Actual Award to an executive officer as defined in 17 CFR § 240.3b-7, including the CEO, such determinations and actions being reserved exclusively to the Committee or the Board. In the CEO’s sole discretion, the CEO may delegate all or part of the CEO’s authority and powers under the Plan to one or more directors, officers, or other employees of the Company on such terms and conditions as the CEO may provide and that are otherwise consistent with the terms and conditions of the Committee’s delegation of authority to the CEO.
3.5    Indemnification. To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee or the CEO delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damages, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.
SECTION 4.
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
4.1    Selection of Participants. The Committee, or its delegate(s), shall select the Employees who shall be Participants for any Performance Period. Employees who are hired after the commencement of a Performance Period but prior to October 1 during the Performance Period shall be eligible to participate in the Plan for that Performance Period. Participation in the Plan is in the sole discretion of the Committee, or its delegate(s), and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.2    Determination of Target Awards. The Committee shall establish a Target Award for each executive within its purview, and the CEO or his/her delegate shall establish a Target Award for each other Participant. The amount of each Participant’s Target Award shall be determined by the Committee or its delegate(s), based upon the Participant’s level of responsibility within the Company or such other objective criteria as the Committee or its delegate(s) may determine is appropriate. Incentive targets will generally be expressed as a percentage of base salary, such that a Target Award for a Participant would be x% of the Participant’s base salary.
4.3    Determination of Performance Objectives. The Committee, in its sole discretion, shall establish the Performance Objectives for the Performance Period. Such Performance Objectives shall be set forth in writing. “Performance Objectives” means the Company Performance and/or Individual Performance Category goal(s) (or combined goal(s)) determined by the Committee (in its sole discretion) to be applicable to the Participants for a Target Award for a Performance Period. As determined by the Committee, the Performance Objectives for any Target Award applicable to the Participants may provide for a targeted level or levels of achievement in the Performance Categories using one or more financial, strategic, operational or other measures. The Performance Objectives may differ from award to award. Minimum threshold(s) may be set by the Committee for any or all of the Performance Categories (as defined in Section 4.4), below which no Actual Awards may be payable for that Performance Category. A Participant may be assigned multiple Performance Objectives in the same Performance Category. In such cases the Performance Objectives shall be given a percentage weight that is dependent on the assessment of the importance of the Performance Objective and the sum of the percentage weights in a Performance Category shall equal 100%.
4.4    Determination of Payout Formula or Formulas. The Committee, in its sole discretion, shall establish a Payout Formula or Formulas for purposes of determining the Actual Award (if any) payable to executives within its purview and the CEO (or his/her delegates) shall follow the payout formula for the Company Objective.
Each Participant’s entitlement to an Actual Award will be based on one or more of the percentage-weighted combination(s) of the performance of the Company as a whole (“Company Performance”) and/or individual performance (“Individual Performance”). The Committee or its delegate(s) shall designate for each Participant in the Plan one or a combination of Performance Categories based upon the level of impact and responsibility the Participant’s job has on corporate results and/or individual performance. The Payout Formula applicable to a Participant shall include one or a combination of the foregoing Performance Categories.
4.5    Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify the extent to which the Company Performance Objectives for the Performance Period were achieved. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee as well as the Participants’ Individual Performance, as applicable. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) increase the Actual Award payable to any Participant above that which otherwise would be payable under the Payout Formula but not to an amount that exceeds, effective as of January 1, 2025, two and a half times such Participant’s Target Award, and (c) pursuant to the provisions of Section 5.4, determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid.
SECTION 5.
PAYMENT OF AWARDS
5.1    Right to Receive Payment. The Company and its Affiliates shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to the payment hereunder shall be no greater than the rights of the Company’s unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company and its Affiliates.
5.2    Timing of Payment. A Participant’s Actual Award for a Performance Period, if any, shall be paid such Participant within 74 days following the close of the Fiscal Year.
5.3    Form of Payment. Payment of an Actual Award shall be in cash in the form of a single, lump sum payment.
5.4    Termination of Employment During Performance Period.
(a)    Except as otherwise provided in Section 5.4(b), if a Participant experiences a Termination of Employment during a Performance Period, then such Participant shall not be eligible to receive an Actual Award for such Performance Period but shall forfeit any rights to the Actual Award for such Performance Period effective as of such Participant’s employment termination date. Except as otherwise provided in Section 5.4(c), if a Participant experiences a Termination of Employment during the period between the end of a Performance Period and the date on which the Actual Award for such prior Performance Period is otherwise payable to such Participant, then such Participant shall remain eligible to receive an Actual Award for such prior Performance Period at the time applicable to active employees of the Company or an Affiliate.
(b)    Notwithstanding the provisions of Section 5.4(a) to the contrary, and except as otherwise provided in Section 5.4(c), if a Participant experiences a Termination of Employment during a Performance Period that is (i) the result of such Participant’s death or Disability; (ii) initiated by the Company as an involuntary Termination of Employment not for Cause, provided that such involuntary Termination of Employment occurs after March 31 of the applicable Fiscal Year, where the Participant is entitled to severance or other termination benefits pursuant to a plan, program or arrangement sponsored or maintained by the Company or an Affiliate and has, if applicable, timely executed and not revoked a release of claims in a form satisfactory to the Company (for the avoidance of doubt, in no event shall a Participant be entitled to more than one prorated Annual Award for the Performance Period during which such Participant’s Termination of Employment not for Cause occurs); or (iii) the result of the Participant’s Retirement after March 31 of the applicable Fiscal Year, then the Participant (or the Participant’s beneficiary in the case of the Participant’s death) shall be entitled to receive (x) any Actual Award earned with respect to the prior Performance Period, to the extent not yet paid; and (y) a pro rata portion of the Actual Award for the Performance Period in which such Participant’s employment termination date occurs and for which such Participant otherwise would have been eligible, determined at the end of the applicable Performance Period, calculated by multiplying the Actual Award by a fraction, the numerator of which is the number of days the Participant was employed by the Company or Affiliate from the start of the Performance Period until the Participant’s Termination of Employment, and the denominator of which is the total number of days in the Performance Period; in each case, payable at the time applicable to active employees of the Company or an Affiliate.
(c)    Notwithstanding anything in this Section 5.4 to the contrary, a Participant shall not be entitled to any Actual Award for any Performance Period if the Participant’s employment is terminated by the Company or Affiliate for Cause. If a Participant’s employment is terminated for Cause, the time at which the Participant ceases to be an employee for purposes of this Section 5.4 shall mean the time at which such Participant is instructed or notified to cease performing such Participant’s job responsibilities for the Company or any Affiliate, whether or not for other reasons, such as payroll, benefits or compliance with legal procedures or requirements, such Participant may still have other attributes of an employee. In addition, if the Company determines within one (1) year following a Participant’s Termination of Employment that the Participant engaged in conduct during the Participant’s employment with the Company or an Affiliate that, if known at the time, could have reasonably resulted in a Participant’s Termination of Employment for Cause, the Company may, in its sole discretion, require the Participant to repay to the Company any Actual Award paid with respect to any prior Performance Period.
5.5    Beneficiary. The Committee or its delegate may create a procedure whereby a Participant may file, on a form to be provided by the Company, a written election designating one or more beneficiaries with respect to the amount, if any, payable in the event of the Participant’s death. The Participant may amend such beneficiary designation in writing at any time prior to the Participant’s death without the consent of any previously designated beneficiary. Such designation or amended designation, as the case may be, shall not be effective unless and until received by the authorized representatives of the Company prior to the Participant’s death. In the absence of any such designation, the amount payable, if any, shall be delivered to the legal representative of such Participant’s estate.
5.6    Clawback; Repayment. All amounts paid or payable under the Plan shall also be subject to rescission, cancelation and/or recoupment, in whole or in part, in accordance with the terms and conditions of any “clawback” or similar recoupment policy of the Company that is applicable to a Participant, including any such policy in effect on the Effective Date or that may be established thereafter, and including, without limitation, the terms and conditions of the Insulet Corporation Compensation Recoupment Policy, as it may be amended and/or restated

from time to time, and any successor policy thereto. A Participant’s receipt of an Actual Award hereunder shall constitute Participant’s acknowledgment and acceptance of such policies to the extent applicable to the Participant.
SECTION 6.
GENERAL PROVISIONS
6.1    Tax Withholding. The Company or an Affiliate shall have the right to deduct from any payment made to the Participant, whether under the Plan or otherwise, any federal, state, local or non-U.S. income, payroll or other taxes required by law to be withheld with respect to any payment made under the Plan. All tax liabilities associated with any payment or benefit under the Plan shall be the sole responsibility of the Participant. The Company and its Affiliates do not guarantee, and nothing in the Plan or otherwise is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan or otherwise.
6.2    No Effect on Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Affiliates.
6.3    Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
6.4    Release. Any payment of an Actual Award to or for the benefit of a Participant or beneficiary that is made in good faith by the Company and its Affiliates in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company and its Affiliates for payments under the Plan.
6.5    Notices. Any notice provided by the Company under the Plan may be posted to a Company-designated website. All notices provided by an Employee under the Plan shall be sent in writing to the Company’s Senior Vice President and General Counsel. All Company correspondence to an Employee shall be sent in writing to the Employee at the address which is such Participant’s recorded address as listed on the most recent election form or as specified in the Company’s or Affiliate’s records.
6.6    Benefits Not Transferable. Except as may be approved by the Committee, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered, in whole or in part, either directly or by operation of law or otherwise (except in the event of a Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to the Company or any of its Affiliates by the Participant.

6.7    Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger or consolidation of all or substantially all of the business or assets of the Company or such Affiliate, or otherwise.
6.8    Actions and Decision Regarding the Business or Operations of the Company. Notwithstanding anything in the Plan to the contrary, none of the Company, its Affiliates, nor any of their respective officers, directors, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Company or any Affiliates.
6.9    Compliance With Section 409A. This Plan is intended to be exempt from, or comply with, Code Section 409A and will be interpreted in a manner intended to be exempt from, or comply with, Code Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s Termination of Employment with the Company, the Participant is a “specified employee” as defined in Code Section 409A (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided) until the date that is six months following the Participant’s Termination of Employment with the Company (or the earliest date as is permitted under Code Section 409A) and (ii) if any other payments of money or other benefits due to a Participant hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Code Section 409A. Whenever a payment specifies a payment period with reference to a number of days (e.g. within 74 days), the actual date of payment within the specified period shall be within the sole discretion of the Company.
SECTION 7.
AMENDMENT, TERMINATION AND DURATION
7.1    Plan Amendment or Suspension. The Plan may be amended or suspended in whole or in part at any time and from time to time by the Committee.
7.2    Plan Termination. This Plan shall terminate upon the adoption of a resolution of the Committee terminating the Plan.

7.3    Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Sections 7.1 and 7.2 (regarding the Board’s right to amend or terminate the Plan, respectively), shall remain in effect thereafter.
SECTION 8.
LEGAL CONSTRUCTION
8.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.3    Requirements of Law. The granting and payment of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.4    Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and rights relating to the Plan and to awards granted under the Plan, shall be governed by the substantive laws, but not the choice of law rules, of the Commonwealth of Massachusetts.